Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form
S-3 No. 333-128989) and related Prospectus of Dril-Quip, Inc. for the registration of $200,000,000 of Debt Securities, Preferred Stock, Common Stock and Warrants and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the 2003 and 2002 consolidated financial statements of Dril-Quip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

November 28, 2005